SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 3, 1999


                          SIGNAL APPAREL COMPANY, INC.
             (Exact name of Registrant as specified in its charter)



      Indiana                       1-2782                     62-0641635
  (State or other                 (Commission               (I.R.S. Employer
   jurisdiction                   File Number)             Indentification No.)



34 Englehard Avenue, Avenel, New Jersey                          07001
(Address  of  principal executive offices)                     (zip code)


Registrant's telephone number, including area code (732) 382-2882


              200 Manufacturers Road, Chattanooga, Tennessee 37405 (Former name or former address, if changed since last report.)



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Item 5.  Other Events.

     Effective March 3, 1999 (the "Closing Date"), Signal Apparel Company, Inc. (the "Company") reached an agreement (the "Purchase Agreement") with two institutional investors concerning the private placement of $5 million of 5% Convertible Debentures due March 3, 2002 (the "Debentures"). In connection with this private placement, the Company paid $50,000 of the purchasers' expenses. The Company also issued warrants to the two institutional purchasers for the purchase of up to 2,500,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, with a term of five years. Proceeds from issuance of the Debentures were used to redeem all of the remaining outstanding shares of the Company's 5% Series G1 Convertible Preferred Stock (following the conversion of $260,772.92 stated value (including accrued dividends) of such stock into 248,355 shares of the Company's Common Stock effective February 26, 1999, by two other institutional investors).

     The Debentures are junior in priority of payment to all of the Company's other outstanding indebtedness, and will be pari passu with any future series of convertible debentures. The Debentures will bear interest at the rate of 5% per year, payable quarterly in arrears commencing July 1, 1999. Interest on any amounts in default will accrue at the rate of 20% per annum. Interest on the Debentures is payable, at the option of the Company, either in cash or in shares of the Company's Common Stock (valued for such purpose at the average of the closing bid prices for the Common Stock on the NYSE over the ten (10) trading days prior to the applicable interest payment date, disregarding the highest and lowest such prices).

     The Debentures, including any accrued and unpaid interest thereon, are convertible at the option of the purchasers (subject to certain limitations) into shares of Common Stock at a fixed conversion price of $2.00 per share of Common Stock. The conversion price is subject to adjustment in the event of certain stock dividends, stock splits, reverse stock splits, or other transactions affecting the Company's outstanding Common Stock; provided, however, that no adjustment shall be made to the conversion price for any reverse stock split occurring prior to December 31, 1999.

     Following March 3, 2000, the Company will have the right to force the conversion of the outstanding Debentures into Common Stock, in whole or in part, upon 30 days advance written notice, provided that: (i) the closing bid price for the Company's Common Stock on the NYSE is $4.00 or more for at least 20 out of 30 trading days prior to the date of the Company's notice of its exercise of such right and (ii) the Company issues to the Debenture holders additional warrants to acquire a number of shares of Common Stock equal to (A) the amount of remaining interest that would have been paid to such holders had the Debentures remained outstanding for their full term divided by (B) the average of the closing bid prices for the Common Stock on the NYSE over the ten (10) trading days prior to the date of the redemption notice (disregarding the highest and lowest such prices). Such warrants would have an exercise price equal to 120% of such average price over the applicable 10-day period and additional terms equivalent to the warrants issued in connection with the Purchase Agreement.


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     The Purchase  Agreement and an accompanying  Registration  Rights Agreement require the Company to register the shares of Common Stock into which the Debentures are convertible, plus any shares of Common Stock which may be issued in payment of interest on the Debentures and the shares of Common Stock issuable upon exercise of the purchaser's warrants, for resale by the institutional purchasers under the Securities Act of 1933, as amended. In order to satisfy these requirements, the Company is required to register for resale a number of shares equal to at least the sum of (i) 120% of the number of shares of Common Stock issuable upon conversion of the Debentures plus (ii) the 2,500,000 shares of Common Stock issuable upon exercise of the purchaser's warrants.

Item 7. Financial Statements and Exhibits.

     (a)  None.

     (b)  None.

     (c)  Exhibits.

          (4.1) Form of 5% Convertible Debentures, due March 3, 2003, of Signal Apparel Company, Inc.

          (10.1) Securities Purchase Agreement dated March 3, 1999.

          (10.2) Registration Rights Agreement dated March 3, 1999.

          (10.3) Form of Warrants to purchase Common Stock issued to purchasers of 5% Convertible Debentures, dated March 3, 1999.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 5, 1999                         SIGNAL APPAREL COMPANY, INC.

                                            By:   /s/ Robert J. Powell
                                                  -----------------------------
                                                  Robert J. Powell
                                                  Vice President,
                                                  General Counsel & Secretary